Exhibit 4.1

SECOND AMENDMENT TO SHAREHOLDERS RIGHTS AGREEMENT

This Second Amendment to Shareholders Rights Agreement (this “Amendment”) is made and entered into as of May 1, 2026, by and between Genco Shipping & Trading Limited, a Marshall Islands corporation (the “Company”), and Computershare Inc., a Delaware corporation, as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into that certain Shareholders Rights Agreement, dated as of October 1, 2025, as amended by the Company and the Rights Agent by that certain First Amendment to Shareholders Rights Agreement (the “First Amendment”), dated as of November 10, 2025 (collectively, the “Agreement”), under which the Company’s Board of Directors authorized and declared a dividend of one (1) Right for each share of the Company’s Common Stock held of record as of the Close of Business on the Record Date and further authorized the issuance of one (1) Right in respect of each share of Common Stock that shall become outstanding (i) at any time between the Record Date and the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date or (ii) upon the exercise or conversion, prior to the earlier of the Redemption Date or the Final Expiration Date, of any option or other security exercisable for or convertible into shares of Common Stock, which option or other such security is outstanding on the Distribution Date, all upon the terms and subject to the conditions set forth in the Agreement; and

WHEREAS, Section 27 of the Agreement provides that the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of the Rights, including, without limitation, to change, amend or supplement the provisions of the Agreement in any manner that the Company may deem necessary or desirable; and

WHEREAS, the Company has determined that it is desirable in order to further the purposes of the Agreement for the protection and the best interests of the Company and its shareholders to amend the Agreement as provided herein to reestablish a uniform 15% beneficial ownership threshold under the Agreement by rescinding the First Amendment; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the Company and the Rights Agent hereby agree as follows:

1.
Amendments to the Agreement.  The First Amendment is hereby rescinded as of the date of this Amendment and shall be of no further force or effect, and the Agreement is hereby restored to its terms as in effect immediately prior to the effectiveness of the First Amendment.

2.	Capitalized Terms. Capitalized terms used but not defined in this Amendment shall have the respective meanings given to them in the Agreement.

3.	Effect of Amendment. Except as expressly provided in this Amendment, the terms of the Agreement shall continue in full force in effect.

4.
Benefits of this Amendment.  Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the shares of Common Stock) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the shares of Common Stock).

5.
Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other applicable authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Amendment to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing such invalid, void or unenforceable language from this Amendment would adversely affect the purpose or effect of this Amendment, the right of redemption set forth in Section 23 of the Agreement shall be reinstated and shall not expire until the Close of Business on the tenth day following the date of such determination by the Board; further, provided, however, that if such excluded term, provision, covenant or restriction shall materially and adversely affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign upon ten (10) days’ written notice to the Company.

6.
Governing Law; Jurisdiction.  This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such jurisdiction applicable to contracts to be made and performed entirely within such jurisdiction.  Each party hereto hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  Each party hereto hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.  Any such process or summons to be served upon each party hereto may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 26 of the Agreement.  Such mailing shall be deemed personal service and shall be legal and binding upon such party hereto in any such action, proceeding or claim.

7.
 Counterparts.  This Amendment may be executed in any number of one or more counterparts, and each of such counterparts by the different parties hereto in separate counterparts, each of which when executed shall for all purposes be deemed to be an original, but all such counterparts of which shall together constitute but one and the same instrument.  Delivery of an executed signature page of this Amendment by facsimile or other customary means of electronic transmission (e.g., “PDF”) shall be as effective as delivery of a manually executed counterpart hereof.

8.
Descriptive Headings; Rules of Construction.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, whether or not so expressed.  The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Amendment as a whole and not to any particular provision of this Amendment, and clause, section, subsection, paragraph and exhibit references are to the clauses, sections, subsections, paragraphs and exhibits of this Amendment unless otherwise specified.  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, unless the context otherwise requires, each of its other grammatical forms shall have a corresponding meaning.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Shareholders Rights Agreement as of the date first set forth above.
GENCO SHIPPING & TRADING LIMITED

By:	/s/ John C. Wobensmith
Name:	John C. Wobensmith
Title:	Chief Executive Officer and President

COMPUTERSHARE INC.

By:	/s/ Eugene Leybovich
Name:	Eugene Leybovich
Title:	Vice President, Issuer Services